Exhibit 99.1

FOR IMMEDIATE RELEASE

April 28, 2011

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter Earnings

DALLAS, TEXAS – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $11.5 million for the quarter ended March 31, 2011.

Total assets at March 31, 2011 were $33.2 billion, compared with $39.7 billion at December 31, 2010. The $6.5 billion decrease in total assets during the first quarter was attributable primarily to declines in the Bank’s short-term liquidity portfolio ($2.2 billion), advances ($3.7 billion) and its long-term held-to-maturity securities portfolio ($0.7 billion).

Advances were $21.8 billion at March 31, 2011, compared with $25.5 billion at December 31, 2010. During the first quarter, advances to the Bank’s top five borrowers decreased by $1.4 billion, including the maturity of $1.0 billion in advances to the Bank’s largest borrower. In addition, $0.8 billion of maturing advances were repaid following the consolidation of several members’ charters into the charter of an out-of-district institution. The remaining decline in advances during the period was spread broadly across the Bank’s members.

Due to principal repayments on mortgage-backed securities (MBS), the Bank’s held-to-maturity securities portfolio declined from $8.5 billion at December 31, 2010 to $7.8 billion at March 31, 2011. The Bank did not acquire any MBS during the first quarter. The Bank’s short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold and, as of March 31, 2011, a 1-day reverse repurchase agreement) decreased from $5.4 billion at December 31, 2010 to $3.2 billion at March 31, 2011.

The Bank’s operating results for the quarter ended March 31, 2011 included credit-related other-than-temporary impairment charges totaling $1.4 million on eight of its investments in non-agency (private-label) residential MBS (RMBS), all of which had previously been impaired. The unpaid principal balance of the Bank’s 37 non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $371.0 million at March 31, 2011, compared with $397.9 million at December 31, 2010.

The Bank’s retained earnings increased to $462.2 million at March 31, 2011, from $452.2 million at December 31, 2010. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings decreased from $63.3 million at December 31, 2010 to $57.3 million at March 31, 2011.

Additional selected financial data as of and for the quarter ended March 31, 2011 is set forth below. Further discussion and analysis regarding the Bank’s first quarter results will be included in its Form 10-Q for the quarterly period ended March 31, 2011 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three Months Ended March 31, 2011
(Unaudited, in thousands)

	March 31,	December 31,
	2011	2010
Selected Statement of Condition Data:
Investments (1)	$10,545,849	$12,268,954
Advances	21,804,806	25,455,656
Mortgage loans held for portfolio, net	194,478	207,168
Total assets	33,169,709	39,690,070
Consolidated obligations, net	29,802,425	36,447,583
Mandatorily redeemable capital stock	18,131	8,076
Capital stock — putable	1,427,810	1,600,909
Retained earnings	462,188	452,205
Total accumulated other comprehensive
income (loss)	(56,743)	(62,702)
Total capital (2)	1,833,255	1,990,412

For the Three
Months Ended
March 31, 2011
Selected Statement of Income Data:
Net interest income	$42,123
Credit component of other-than-temporary
impairment losses	(1,378)
Other loss	(4,889)
Total other expense	20,157
Total assessments	4,166
Net income	11,533

(1) Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, and held-to-maturity securities.

(2) As of March 31, 2011 and December 31, 2010, total regulatory capital was
$1,908,129 and $2,061,190, respectively, which represented 5.75 percent and 5.19 percent, respectively, of total assets as of those dates.

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